Sales Agency Agreement

             This Sales Agency Agreement (the "Agreement") is entered with effect from, by and among the following parties:

             GD Glottech International Ltd. ("Glottech"), a company formed under Irish law, whose principal office address is 36 Dame Street, Dublin 2, Ireland;

And

             Lithium Exploration Group, Inc. ("LEXG"), a corporation incorporated under the laws of the State of Nevada, whose principal office address is 3200 N. Hayden Rd. Suite 235, Scottsdale, AZ, 85251, USA, represented herein by Mr. Alex Walsh, CEO.

             Each may hereinafter be individually referred to as noted above or a "Party", and collectively as the "Parties". All references to a Party shall include each Affiliate of that Party.

RECITALS

             WHEREAS, Glottech is the owner of, and is in the business of developing, using, and licensing others to use, a proprietary technology referred to as the "Glottech Ultrasonic Generator" which uses mechanical ultrasound for a variety of purposes of particular interest to LEXG (the "Technology") and is based upon technology identified in US patent number 7767159 (the “Patent”);

             WHEREAS, the Parties intend that the Technology shall also be protected in Canada pursuant to a Canadian patent;

             WHEREAS, LEXG is in the business of non-petrochemical mining,such as Lithium mining; and

             WHEREAS, LEXG has knowledge of, and the ability to access, multiple entities within the specific territory described below who would have use for the Technology in their business(es) in the specific field of use described below; and

             WHEREAS,the Parties have previously entered into a Letter of Agreement regarding the Technology dated November 8, 2011 (the “LOI”), which LOI attached hereto as Exhibit “A” for purposes of reference only;

             WHEREAS, the Parties also entered into a Patent License and Royalty Agreement Option dated August 14, 2012 (the “Option”), which is attached to this Agreement as Exhibit “B” for the purposes of reference only; and

             WHEREAS, the Parties wish to enter into this Agreement pursuant to Article XV of the LOI in order to expand and clarify the terms of their agreement regarding the appointment of LEXG as the non-exclusive Sales agent and distributor for the Technology for the specific territory described below in the specific field of use described below and,

             WHEREAS, the Parties further wish to enter into this Agreement pursuant to Section 5 of the Option.

             Now therefore, for good and valuable consideration the parties agree as follows:

1.	Interpretation. Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1

“Affiliate” shall mean with respect to each Party, any Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Party, including, but not limited to subsidiaries;

1.2

“Canadian” shall mean any Entity that (i) is a Citizen of Canada, (ii) is a permanent resident of Canada, (iii) exists, whether directly or indirectly, pursuant to any legislation effective, or order or statute of any government, within Canada; (iv) is ‘resident’ or ‘deemed resident’ of Canada as those terms are defined by the Income Tax Act (Canada); (v)is Controlled by any of the foregoing; or (vi) maintains a business license, extra-provincial corporate registration, place of business, or otherwise carries on regular business in Canada except on an intermittent, transactional basis.

1.3

“Control”shallmean, with respect to any Entity that is not an individual person, direct or indirect beneficial ownership of more than 50% of the voting securities of that Entity, including any securities which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. Control shall mean, with respect to any patent, trademark, trade-secret, copyright or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such intellectual property as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.4

“Entity” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).

1.5	“Exclusive Field of Use” shall mean the use of the Technology within the Territory for the purposes of non-petrochemical Mining.

1.6

“Mining” shall mean the exploration, extraction or processing of non-petrochemical minerals, including, but not limited to, gold, silver, copper, iron, granite, limestone, lithium, potassium, calcium, magnesium or any other non-petrochemical mineral or precious metal, including such minerals which may be found in produced water.

1.7

"Non-Exclusive Field of Use" shall mean the use of the Technology within the Territory in anycommercial application or industry within the Territory other than Mining. For purposes of this Agreement, the term, "commercial" is intended to specifically include any educational institutions, military organization, government, or agency of any government, whether federal, provincial, territorial, or municipal.

1.8	"Sell", "Sold" or "Sale(s)" shall mean to license, sublicense, rent, or lease.

1.9

"Technology" shall mean the Glottech Ultrasonic Generator which is based upon the Patent, including all variants thereof and improvements in relation thereto as may be sold by or on behalf of Glottech from time to time.

1.10	"Territory" shall mean Canada, its territories and possessions, and all ships and military installations flying the flag of Canada.

1.11	"Third Party" shall mean any Entity other than LEXG or Glottech and their respective Affiliates. All references to a Third Party shall include any Affiliate of that Third Party.

2.	APPOINTMENT AND RIGHTS

2.1

Appointment. Subject to the terms and conditions herein, Glottech appoints LEXG as Glottech's Sales agent for the Technology within the Territoryand LEXG accepts such appointment. The purview of LEXGs appointment shall be: (i)non-exclusive within the Non-Exclusive Field of Use; and (ii)exclusive within the Exclusive Field of Use, subject to the specific exceptions noted herein.

2.2

Consideration for Appointment. As consideration to Glottech for entering into this Agreement, LEXG shall issue two million shares (2,000,000) of common stock to Glottech pursuant to the terms set forth in Exhibit "C," attached hereto.

2.3

Intellectual Property. Glottech hereby grants to LEXG a non-exclusive, royalty-free license (the "License") to use any intellectual property reasonably required by LEXG for the purposes of marketing the leasing of the Technology as contemplated hereunder, including but not limited to the rights to use, market, and lease the Technology pursuant to the Patent, the Patent Rights, as defined in the Option, and any Canadian patents based upon the Patent or the Technology, and to use any trademarks, trade-names, or copyrighted materials owned or controlled by Glottech. The License shall terminate upon termination of this Agreement.

2.4

Supply of Technology and Technical Support. Glottech shall be solely responsible for the manufacture, assembly, and provision of units of the Technology to prospective customers introduced or secured by LEXG and to provide to LEXG, at LEXG's request, ongoing technical assistance in respect of the marketing and leasing of the Technology. Notwithstanding the foregoing, Glottech, in its sole discretion, may allow LEXG to manufacture and assemble the Technology within Canada on a limited basis.

2.5

Technology Prices and Terms of Sale. Glottech shall provide LEXG with copies of its current price lists, credit standards, delivery schedules, and standard terms and conditions of sale for the Technology, as established from time to time. LEXG shall quote to customers only those authorized prices, credit standards, delivery schedules, and terms and conditions, and shall have no authority to quote or offer any discount to such prices or change any such terms and conditions, without the written consent of Glottech. Glottech may change the prices, credit standards, delivery schedules, and terms and conditions, provided that it gives LEXG at least thirty (30) days prior written notice of any changes; however, such changes shall not affect any existing contacts or pricing agreements. Each order for a Technology unit shall be governed by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by LEXG shall contain a statement to that effect.

2.6

Acceptance. All orders obtained by LEXG shall be subject to acceptance by Glottech and all quotations by LEXG shall contain a statement to that effect. LEXG shall have no authority to make any acceptance or delivery commitments to customers. Glottech specifically reserves the right to reject any order or any part thereof for any commercially reasonable reason, it being agreed, however, that orders reasonably anticipated to generate USD$300,000 per year in royalties shall be acceptable. Glottech shall send copies to LEXG of any written acceptances on royalty-bearing orders.

2.7

Product Availability. All product orders are FOB Glottech production facilities in the United States or Canada, unless otherwise agreed with LEXG. For orders assembled in Canada, delivery shall be FOB at the loading dock of the location of assembly. Glottech shall not be responsible to LEXG or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to a cause beyond Glottech's reasonable control. Glottech shall use its best efforts to fulfill delivery obligations as committed in acceptances. Glottech's inability to timely supply accepted orders shall toll LEXG annual sales targets as set out in Section4.2 for the amount of time until such accepted orders may in fact be supplied by Glottech.In the event that LEXG assumes the responsibility for assembly and manufacturing in Canada, then it shall use its best efforts to timely fulfill accepted orders, but it shall not be responsible to Glottech or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to a cause beyond LEXG's reasonable control. LEXG's inability to timey supply accepted orders under such circumstances shall toll LEXG annual sales targets as set out in Section 4.2 for the amount of time until such accepted orders may in fact be supplied by LEXG.

2.8

Customer Management. Glottech shall promptly notify LEXG of any direct inquiries received, or solicitations made, by Glottech (or by any Third Party Sales agent or distributor on Glottech's behalf) pertaining to potential customers falling within LEXG's sales agency authority hereunder. Likewise, LEXG will report to Glottech on a weekly basis any direct inquiries or solicitations. The ownership of customer accounts for inquiries and Sales for use of the Technology within the Territory shall be regulated by the use of a standardized non-compete and non-disclosure agreement (an "NCND") in a form mutually approved by the Parties. The NCND shall state that it must be executed by duly authorized agents, officers, or employees of the prospective customer or third-party. Glottech shall require all prospective customers for the use of the Technology within the Territory to execute the NCND in the approved form, and shall cause all third party distributors within the Territory to comply with this requirement. LEXG will provide to Glottech any executed NCNDs obtained by LEXG on a monthly basis and Glottech shall require other distributors to do the same. Glottech shall similarly advise LEXG on a monthly basis of any NCNDs obtained by Glottech or by any third party. Any prospective customer that executes an NCND with LEXG during the term of this Agreement will be deemed a customer secured by LEXG for the Term of this Agreement and for a period of 2 years thereafter.

2.9

Exclusivity Protection. For the Term of this Agreement Glottech agrees that it will neither license, sublicense nor lease the Technology to any third party for use within the Territory without first obtaining satisfactory covenants and representation from such third parties that it (i) will abstain from using the Technology for the purposes of Mining, and (ii) does not hold and will not apply to any authority within the Territory for a permit, lease, license, sub- license or similar instrument or authorization required for the conduct of Mining in the Territory. Notwithstanding the foregoing, upon advance written notice by Glottech, Glottech may license, sublicense or lease the Technology to a third party for direct use within the Exclusive Field of Use, provided that Glottech agrees to pay LEXG the Royalties and Compensation set forth in Section 5.

2.10

Ownership, Intellectual Property Rights, and Non-Disclosure. Glottech shall retain, at all times, all rights, title and interest (including all Intellectual Property Rights) in the Technology, all Technology Units, and Glottech Documentation and any Derivatives, and any copies thereof. LEXG shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the Glottech Documentation and/or Confidential Information. LEXG shall include any applicable Glottech trademark, copyright, trade secret notation or Confidential Information notices and other legends, as applicable, on every copy, in whole or in part, of Glottech Documentation and physical units in any form. LEXG shall not decompile, disassemble or otherwise reverse engineer the Technology, or the physical Technology units, without advance written approval by Glottech or except as Glottech is required to allow under applicable law.Certain data or portions thereof which may be supplied by Glottech relating to the Technology are deemed Confidential Information and proprietary to GD Glottech International and will be so marked.

3.	ADDITIONAL OBLIGATIONS OF GLOTTECH

3.1

Training by Glottech. Glottech shall provide sales training to LEXG's personnel at periodic intervals, with the frequency and content of the training to be reasonably determined by Glottech. When possible, such training shall be given at LEXG's facilities. The cost of such training (such as reasonable travel expenses) shall be the responsibility of LEXG.

3.2

Regulatory Approvals. Glottech shall be responsible for obtaining any regulatory approvals necessary to distribute the Technology in the Territory. LEXG shall be responsible for obtaining any regulatory approval necessary to operate as a marketing and leasing distributor of the Technology in the Territory within the Field of Use.

3.3

Equitable Treatment. Glottech agrees and will ensure that the standard terms and conditions of sale, price lists, credit standards, delivery schedules and product availability afforded to customers solicited by LEXG pursuant to this Agreement shall be no less favorable than those made available to commercially comparable customers solicited by Glottech or by any Third Party.

3.4

Salt, Minerals, and By-Products. Glottechmay at its option cause the customer or end-user of the Technology to bear the sole responsibility and liability for all salt, minerals and other by- products derived from the use of the Technology, without regard to the nature of any cost, claim, use, damage or claims for damages by any party, whether direct or indirect, and Glottech shall fully and unconditionally indemnify LEXG, its directors, officers, agents, contractors and subcontractors from any and all such responsibility, claims, and/or damages. Such indemnification by Glottech shall be without expiration or limitation, it being clearly acknowledged and agreed to by Glottech that LEXG is solely deemed an intermediary of Glottech in relation to all customers pursuant to this Agreement.

3.5

Materials. Glottech shall provide LEXG with marketing and technical information concerning the Technology as well as reasonable quantities of brochures, instructional material, advertising literature, and other Technology data at no charge.

3.6

Indemnification. Glottech shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its trade names and patents. Glottech agrees to indemnify, hold LEXG harmless against and pay all losses, costs, damages or expenses, whatsoever, including counsel fees, which LEXG may sustain or incur on account of infringement or alleged infringements of patents, trademarks or trade names resulting from the sale of Glottech's products, or arising on account of warranty claims, negligence claims, product liability claims or similar claims by third parties. LEXG shall promptly deliver to Glottech any notices or papers served upon it in any proceeding covered by this indemnity, and Glottech shall defend such litigation at its expense. LEXG shall, however, have the right to participate in the defense at its own expense. Glottech shall provide LEXG with a certificate of insurance evidencing LEXG as an additional insured on Glottech's product liability insurance policy. This provision shall survive and remain in full force and effect after the termination or nonrenewal of this Agreement.

3.7

Technical Support. Glottech shall provide to LEXG, at LEXG's request, ongoing technical assistance as is reasonably necessary to ensure the successful deployment, continuous operation, and maintenance of the Technology for accepted orders. Glottech shall use commercially reasonable efforts to supply such training and assistance at LEXG's facilities or operation sites. The cost of such training (such as reasonable travel expenses) and assistance shall be the responsibility of LEXG. Glottech responsibilities in this regard shall include: (i) assisting LEXG in the proper setup, operations and crew training of Technology units, (ii) monitoring the ongoing flow of fluid stock through the Technology unit using Glottech supplied fluid flow metering technology to be supplied with the Technology, (iii) providing to LEXG monthly reporting of such flow monitoring, (iv) providing LEXG with the billing data based upon such flow monitoring, (v) providing LEXG with technical guidance on a reasonable, "as needed", basis as to the proper use of the Technology, (vi) recommending reasonable maintenance and component replacement procedures based on component manufacturers' and/or Glottech-'s guidelines and actual "wear and tear" usage data, (vii) taking all other actions as are reasonable and necessary to cooperate with LEXGin order to ensure that the Technology is successful for its intended purposes.

4.	TERM AND TERMINATION

4.1

Term of License: The term (the "Term") of this Agreement shall be for an initial period of five (5) years. The Term shall be automatically renewable thereafter for successive five (5) year periods provided that LEXG has Sold not less than ———— or more Technology units during each applicable five (5) year period. However, LEXG's requirement shall be tolled and reduced on a pro- rata basis, temporally, for the time required to manufacture and assemble a fully functional Technology unit, proven capable of processing the feedstock for the intended application. LEXG's requirement shall be additionally tolled and reduced on a pro-rata basis, temporally, for the time period in which no proven operational Technology unit is available for demonstration to prospective customers for the intended application.

4.2	Termination. This Agreement may be terminated as follows:

(a)

Subject to Section 2.6 hereof, by Glottech if LEXG fails to Sell at least ———— Technology units to Third Parties annually commencing with the availability of the first Technology unit for delivery for such leasing purpose(s).

(b)

By either party if the other party becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or has had filed for an involuntary petition in bankruptcy (unless such involuntary petition is withdrawn or dismissed within ten days after filing) in which event termination may be immediate upon notice.

(c)

By either party if the other party fails to cure any breach of a material covenant, commitment or obligation under this Agreement, within 45 days after receipt of written notice specifically setting forth the breach from the other party.

(d)

By either party if the other party is convicted or pleads to a crime or an act of fraud that materially impacts on its performance or its fiduciary duties hereunder, in which event termination may be immediate upon notice.

5.	ROYALTIES & COMPENSATION

5.1

Royalties. For all Sales initiated by LEXG within the Territory, or by Glottech pursuant to Section 2.9, Glottech shall pay to LEXG ———— of all Royalty revenue generated from each Sale and Third Party’s use of the Technology, specifically excepting any and all contracts initiated outside of Canada by Glottech for units that will be processing water in Canada. For the Sale of any Technology unit wherein the consideration paid to Glottech does not include a per physical ton royalty payment, LEXG shall be paid ———— of the net revenue.

5.2	Payment. Royalties payable shall be paid in United States dollars and shall be subject to all applicable governmental laws, regulations and rulings, including the withholding of taxes.

5.3	Time of Royalties Payment. Royalties on Sales shall be earned by LEXG upon receipt by Glottech of any Royalty revenue derived from the sale.

5.4

Royalty Offset. Glottech shall have the right, while this Agreement is in effect, to write off bad customer debts or overdue customer accounts as it reasonably deems advisable, but only after notifying LEXG and providing LEXG the opportunity to attempt to induce payment. Where royalties have been paid to LEXG in respect of any applicable write-offs, Glottech may deduct such royalties against future amounts payable to LEXG’s account in respect of this Agreement, provided that, if any amount payable to Glottech in respect of the write-offs are recovered, LEXG shall be entitled to the applicable royalties.

5.5

Monthly Statements. Glottech shall submit to LEXG monthly statements of the commissions due and payable to LEXG under the terms of this Agreement, with reference to the specific orders on invoices on which the commissions are being paid.

5.6

Records and Inspection. Glottech shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect all revenues received and royalties payable by Glottech or its Affiliates as contemplated by this Agreement. Glottech shall retain such books, records and accounts until the later of: (a) five (5) years after the end of the period to which such books, records and accounts pertain; (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or (c) for such longer period as may be required by applicable law. LEXG shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize LEXG’s independent auditors to inspect, at reasonable times during Glottech’s ordinary business hours, Glottech’s relevant books, records and accounts to verify the accuracy of royalties paid by Glottech hereunder. If such accounting firm concludes that Glottech has underpaid LEXG during such period, Glottech shall pay such difference to LEXG within thirty (30) days after the date of delivery of such report. If, and only if, the amount of the underpayment is greater than five percent (5%) of the total actual amount owed as determined by the accounting firm, Glottech shall bear all costs related to such audit.

6.	ADDITIONAL OBLIGATIONS OF LEXG

6.1

Promotion of the Products. LEXG shall, at its own expense, promote the sale of the Products in the Territory. LEXG may hire or contract with sales representatives or service personnel to promote the Technology and perform the duties hereunder.

6.2

Facilities. LEXG shall provide itself with, and be solely responsible for, (i.) such facilities, employees, and business organization, and (ii.) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

6.3

Customer and Sales Reporting. LEXG shall, at its own expense, and in a manner consistent with the sales policies of Glottech: (i.) attend a reasonable number of trade shows as Glottech requests; (ii.) provide adequate contact with existing and potential customers within the Territory on a regular basis; and (iii.) assist Glottech in assessing customer requirements for the Technology.

6.4

Expense of Doing Business. Subject to the express obligations of Glottech stipulated herein, LEXG shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

6.5

Representations. LEXG shall not make any false or misleading representations to customers or others regarding Glottech or the Technology. LEXG shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Technology that are not consistent with Glottech’s documentation accompanying the Technology or Glottech’s literature describing the Technology.

6.6

Inquiries from Outside Canada. LEXG shall promptly submit to Glottech, for Glottech’s attention and handling, the originals of all inquiries received by LEXG from customers inquiring about units to be operated outside of the Territory.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations of Glottech. Glottech represents, warrants, and covenants to LEXG that:

	(a)	To the best of its knowledge the Sales of the Technology contemplated by this Agreement and grant of rights made to LEXG, do not and will not infringe upon the rights of third parties.

(b)

Glottech adequately maintains and shall continue to adequately maintain all intellectual property rights, including the Patent, required for the exploitation of the Technology as contemplated by this Agreement for the Term of this Agreement.

(c)	Glottech will submit its patent application in Canada or pay fees necessary to reinstate Canadian patent number 2719965 by November 1, 2012.

(d)	Glottech represents and warrants that it will prosecute and maintain the Patent Rights, defined in the Option, in Canada so as to enable LEXG to benefit from the license rights provided herein.

(e)

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Glottech, and this Agreement constitutes a valid and binding obligation of Glottech enforceable against Glottech in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(f)	Glottech owns, possesses, and has good and marketable title to the rights granted to LEXG hereunder, free and clear of all encumbrances of every kind and nature whatsoever.

(g)

Glottech is a company formed under Irish law, validly existing, and in good standing under the laws of Ireland and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

7.2	Representations of LEXG. LEXG represents, warrants, and covenants to Glottech that:

(a)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of LEXG, and this Agreement constitutes a valid and binding obligation of LEXG enforceable against LEXG in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(b)

LEXG is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

8.	GENERAL

8.1

Relationship. The relationship of Glottech- and LEXG established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be construed to (i.) give either party the power to direct or control the day-to-day activities of the other, or (ii.) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii.) allow LEXG to create or assume any obligation on behalf of Glottech for any purpose whatsoever.

8.2

Press Release Disclosure.The Parties acknowledge that LEXG and/ or Glottech may issue press releases in respect of the subject matter of this agreement containing such information as is required by law and applicable regulations. Each party shall notify and meaningfully consult with the other prior to the publication of any press release in relation to this Agreement or the subject matter herein 48 hours before the release to ensure accuracy of information and that it does not adversely impact the other party.

8.3	Applicable Law. This Agreement shall be governed by the laws of the State of Nevada, United States of America.

8.4

Time of the Essence: Mutual Cooperation. Time is of the essence in consummating the relationship contemplated herein. Accordingly, the Parties hereby each agree to cooperate fully and on a timely basis in an attempt to consummate the transactions herein contemplated.

8.5

Notices. Any notice, payment or other communication required or permitted to be given or served pursuant to this Agreement shall be in writing and shall be delivered personally or forwarded by registered mail or sent by facsimile transmission to the party concerned addressed as follows:

If to Glottech
             John O’Connor
             Director
             36 Dame Street
             Dublin 2, IRELAND

and with a copy to:
             Glottech Legal Counsel

If to LEXG:
             Alex Walsh
             3200 N. Hayden Rd. Suite 235
             Scottsdale, AZ 85251
             Facsimile: 480-641-4794

and with a copy to:
             William L. Macdonald
             Macdonald Tuskey
             4th Floor - 570 Granville Street
             Vancouver BC V6C 3P1

and
             Greg Garcia

             201 North Central Avenue, 22nd Floor
             Phoenix, AZ 85004

or to any other address as may from time to time be notified in writing by any of the parties. Any notice, payment or other communication shall be deemed to have been given on the day delivered, if delivered by hand, and within seven calendar days following the date of posting, if mailed; provided that if there shall be at the time or within seven calendar days of mailing a mail strike, slow-down or other labor dispute that might affect delivery by mail, then the notice, payment or other communication shall be effective only when actually delivered. Any such notice or communication, if sent by facsimile transmission during business hours on a business day, shall be deemed to be received upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business hours on the next business day following confirmation of the transmission. Business Day shall mean any day that is not a Saturday, Sunday, or statutory holiday according to the laws of the jurisdiction where the transmission is received.

8.6.

Entire Agreement. This Agreement is entered into pursuant to Section XV of the LOI and the Option. This Agreement and the Option, and constitutes the entire agreements between the parties regarding the license of the Technology and Patent Rights to LEXG. To the extent of any conflict between this Agreement and the Option, the terms of this Agreement shall be superior. Except for the Option, this Agreement supersedes all prior arrangements and understandings, both written and oral, expressed or implied, including but not limited to the LOI, with respect to the subject matter hereof.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alex Walsh
Alex Walsh
Its: President & Chief Executive Officer

GD GLOTTECH INTERNATIONAL LTD.

/s/ John O’Connor
John O’Connor
Its: Authorized Signatory

EXHIBIT “A”

Letter of Intent dated November 8, 2011

EXHIBIT “B”

Patent License and Royalty Agreement Option

EXHIBIT “C”

Share Transfer Agreement